Exhibit 10.5

AMENDED AND RESTATED
EXECUTIVE EMPLOYMENT AGREEMENT

THIS AMENDED AND RESTATED EXECUTIVE EMPLOYMENT AGREEMENT (the “Agreement”) is made and entered into to be effective as of October 1, 2012 between Guardian 8 Corporation, a Nevada corporation (the “Company”), located at 15230 North 75th Street, Suite 1002, Scottsdale, AZ  85260 and Paul Hughes (the “Executive”), residing at 23842 N 72nd Place, Scottsdale, AZ  85255.

RECITALS:

WHEREAS, the Company is a wholly-owned subsidiary of Guardian 8 Holdings (“GRDH”), a publicly traded Nevada corporation.

WHEREAS, the Company and Executive entered into an employment agreement effective December 1, 2011 (the “Original Agreement”).

WHEREAS, the Company is a wholly-owned subsidiary of Guardian 8 Holdings (“GRDH”), a publicly traded Nevada corporation.

WHEREAS, the Company wishes to provide for the continued employment of Executive as its Chief Operating Officer for the term, and on the conditions, set forth herein; and

WHEREAS, Executive desires to be assured of certain minimum compensation from Company for Executive’s services during the term hereof and to be protected, and compensated in the event of any change in the control affecting the Company; and,

WHEREAS, Company desires reasonable protection of Company’s confidential business and technical information which has been developed by the Company in recent years at substantial expense.

WHEREAS, the Company and Executive wish to amend and restate the Original Agreement through the execution of this Agreement.

NOW, THEREFORE, in consideration of the mutual promises contained herein, the Company and Executive, each intending to be legally bound, covenant and agree as follows:

1. EMPLOYMENT.  Upon the terms and conditions set forth in this agreement, Company hereby employs Executive as its Chief Operating Officer, and Executive accepts such employment.  Except as expressly provided herein the termination of this Agreement by either party shall also terminate Executive’s employment by Company.

2. DUTIES.  Executive shall devote his full-time and best efforts to the Company and shall fulfill the duties of his position which shall include such duties as may, from time to time be assigned to him by the CEO, and or Board of Directors, provided such duties are reasonably consistent with Executive’s education, experience and background.

3. TERM.  Subject to the provisions of Sections 7 and 12 hereof, Executive’s employment shall commence on the effective date hereof (“Employment Date”) and continue through September 30, 2015 (the “Original Term”).  At any time prior to the expiration of the Original Term, as stated above, the Company and Executive may, by mutual written agreement, extend Executive’s employment under the terms of this Agreement for such additional periods as they may agree.

4. COMPENSATION.  Annual Base Salary.  For services rendered under this Agreement during the first year of this agreement, Company shall pay Executive a minimum base salary at an annual rate of $150,000.00 payable in accordance with existing payroll practices of the Company.  Executive’s Base Salary may be adjusted based upon a performance and compensation review conducted by the Company’s Board of Directors, and negotiated and mutually agreed to, in good faith between Executive and the Company.  Such review will be conducted at least annually during the Original Term of this Agreement based upon both individual and Company performance.

a. Annual Short Term Incentive Bonus.  Executive shall also be eligible to earn an annual year-end cash bonus as determined by a review at the discretion of the CEO and/or Board of Directors.  Short Term incentive programs shall be reviewed each year, and be based upon the Executive and the Company achieving specific financial and performance criteria for the fiscal year.  Short Term Incentive payments, if any, shall be distributed quarterly, with 80% of the earned payout received within 45 days following the close of each fiscal quarter in conjunction with the filing of all required SEC reports by GRDH, and the remaining withheld, and paid within 90 days following the close of the fiscal year.

b. Stock Option Plan/Stock Purchase Plan. Executive shall also be eligible to participate in GRDH’s Stock Option Plans and Stock Purchase Plans, if any, during the term of employment..  Any such grants will be reviewed and approved by the GRDH Compensation Committee and will be earned through the successful completion and attainment of Company objectives, strategies, etc. as determined by the GRDH Compensation Committee.

i. Concurrent with the signing of this Agreement, Executive shall be eligible to be issued up to 650,000 restricted shares of GRDH’s common stock in accordance with the following:

1. Opportunity #1: Up to 200,000 restricted shares of GRDH’s common stock to be issued and vest in accordance with the following:

A. Up to 100,000 shares shall vest upon successful completion of an equity capital raise netting the Company a minimum of $1.8 million dollars. Any shares vested shall be issued to Executive within five (5) business days of the vesting date and shall be valued at the closing price of GRDH’s shares on the vesting date.

B. Up to 100,000 shares shall vest upon successful completion of pre-determined objectives detailed by the Company’s CEO and/or Board of Directors and in accordance with Exhibit B attached hereto.  Any shares vested shall be issued to Executive within five (5) business days of the vesting date and shall be valued at the closing price of GRDH’s shares on the vesting date.

2. Opportunity #2: Up to 450,000 restricted shares of GRDH’s common stock to be issued and vest in accordance with the following:

A. Up to 150,000 shares shall vest on September 30, 2013 upon successful completion of pre-determined objectives detailed by the Company’s CEO and/or Board of Directors and in accordance with Exhibit C attached hereto.  Shares vesting will be pro-rated to align with the percentage completed of each assigned performance target.  Any shares vested shall be issued to Executive within five (5) business days of the vesting date and shall be valued at the closing price of GRDH’s shares on the vesting date.

B. Up to 150,000 shares shall vest on September 30, 2014 upon successful completion of pre-determined objectives detailed by the Company’s CEO and/or Board of Directors and in accordance with Exhibit C attached hereto.  Shares vesting will be pro-rated to align with the percentage completed of each assigned performance target.  Any shares vested shall be issued to Executive within five (5) business days of the vesting date and shall be valued at the closing price of GRDH’s shares on the vesting date.

C. Up to 150,000 shares shall vest on September 30, 2015 upon successful completion of pre-determined objectives detailed by the Company’s CEO and/or Board of Directors and in accordance with Exhibit C attached hereto.  Shares vesting will be pro-rated to align with the percentage completed of each assigned performance target.  Any shares vested shall be issued to Executive within five (5) business days of the vesting date and shall be valued at the closing price of GRDH’s shares on the vesting date.

c. Fringe Benefits.  In addition to the compensation and incentive payments available to Executive as provided in items 4 and 5 above, Executive shall also be eligible for:

i. Vacation.  Executive shall be entitled to paid vacation each calendar year in accordance with the Company’s standard vacation policy, as amended from time to time by the Company’s employee handbook.  Executive may take the vacation periods at any time during the year as long as Executive schedules time off as to not create hardship on the Company. All such paid vacation shall accumulate, so that if Executive’s full vacation is not taken in a particular calendar year, any unused portion shall be carried into subsequent years; however, such accumulation shall not exceed an aggregate of 2 calendar weeks.

1. The Company’s general vacation policy is for vacation time for executives to accrue as follows:

A. Years 1 and 2: Executive will accrue time at a rate of 6.67 hours per month, or 2 weeks; and

B. Years 3 through 5: Executive will accrue time at a rate of 10 hours per month, or 3 weeks.

C. Years 5 and greater; Executive will accrue time at a rate of 13.34 hours per month, or 4 weeks

ii. Other Benefits.  The Executive shall be entitled to participate in all other benefit programs offered by the Company to its full-time executive employees including, but not limited to:  health, medical, dental and eye care; travel benefits, retirement benefits through the Company’s 401K; sick leave benefits; etc.

1. Until such time as a group medical insurance program is implemented for the Company, Executive shall receive a monthly allowance of $500.00 per month to offset the cost of privately purchased medical insurance.  (Executive shall provide the Company a copy of the insurance invoices on a monthly basis for reimbursement of up to the $500 allowance)

5. BUSINESS EXPENSES.  The Company shall, in accordance with, and to the extent of, its policies in effect from time to time, bear all customary business expenses (including the advancement of certain expenses) incurred by the Executive in performing his duties as an executive of the Company, provided that Executive accounts promptly for such expenses to Company in the manner prescribed from time to time by the Company.

6. EXTENT OF SERVICES. Executive shall at all times and to the best of his ability perform his duties and obligations under this Agreement in a reasonable manner consistent with the interests of the Company.  The precise services of Executive may be extended or curtailed, from time to time at the discretion of the Company, and Executive agrees to render such different and/or additional services of a similar nature as may be assigned from time to time by the Company.

a. Except as otherwise agreed by the Company and Executive in writing, it is expressly understood and agreed that Executive’s employment is full time and is exclusive.  Executive may not be employed by other entities or otherwise perform duties and undertakings on behalf of others or for his own interest unless pre-approved by the Board of Directors.

b. Additionally, the Company recognizes that Executive has, or may have in the future, non-passive equity positions in other companies, which do not compete with the Company in the reasonable judgment of the Board of Directors.  Such positions shall be disclosed by the Executive to the Company from time to time in writing. The Company recognizes that such equity positions may occasionally require some limited attention from Executive during normal business hours.  However, Executive agrees that if such time is considered excessive by the Board of Directors, Executive shall be so advised and noticed by the Company and Executive shall be required to make appropriate adjustments to ensure his duties and obligations under this Agreement are fulfilled.

7. TERMINATION.  Subject to the respective continuing obligations of the parties pursuant to Sections 9,10,11,12, 13, 14 and 15, this Agreement may be terminated prior to the expiration of its then remaining applicable term only as follows:

a. By the Company.  The Company may terminate this Agreement under the following circumstances:

i. For “Cause”.  Company may terminate this Agreement on ten (10) days written notice to Executive for “cause”, including: fraud, misrepresentation, theft or embezzlement of Company assets, commission by Executive of a felony, a crime involving moral turpitude or other act causing material harm to the Company’s standing and reputation, intentional violations of Company policies, or a material breach of the provisions of this Agreement, including specifically the continued failure to perform his duties as required by Section 2 hereof after written notice of such failure from Company; however, in the event of termination related to Executive’s performance, Executive’s termination shall only be effective upon the expiration of a thirty (30) day cure period following a lack of corrective action having been undertaken by Executive during said cure period.

ii. Without “Cause”.  The Company may terminate this Agreement upon twelve (12) months written notice to Executive without “cause”.  The Base Salary compensation due and owing by the Company to Executive following either of such early terminations of this Agreement shall be paid as set forth at Section 8 (a) (iv) hereof.

b.  Death or Disability.

i. Death.  If Executive should die during the term of this Agreement, this Agreement shall thereupon terminate; provided, however, that the Company shall pay to the Executive’s beneficiary or estate the compensation provided in Section 8 (a) (ii) below.

ii. Incapacity or Disability.  If Executive becomes so incapacitated by reason of accident, illness, or other disability that Executive is unable to carry on substantially all of the normal duties and obligations of Executive under this Agreement for a continuous period of sixty (60) days (the “Incapacity Period”), this Agreement shall terminate. For purposes of the foregoing, Executive’s permanent disability or incapacity shall be determined in accordance with the Company’s disability insurance policy, if such a policy is then in effect, or if no such policy is then in effect, such permanent disability or incapacity shall be determined by the Company’s Board of Directors in its good faith judgment based upon Executive’s inability to perform normal and reasonable duties and obligations.

8.  COMPENSATION PAYABLE FOLLOWING EARLY TERMINATION.

a. In the event of any termination pursuant to Section 7, Executive’s Base Salary shall be paid as follows:

i. In the event of termination pursuant to Section 7 (a) (i) (for “cause”), Executive’s Base Salary shall immediately cease, any stock grants shall be deemed vested only through the end of the calendar month of such termination and Executive shall only be entitled to continue to participate in those benefit programs provided by subsections 4, for six (6) months following such termination at Executive’s expense;

ii. In the event of termination of this Agreement by reason of Executive’s death, Executive’s heirs/estate shall be paid Executive’s Base Salary equal to one (1) month for each (2) months Executive was employed under the terms of this Agreement, with a maximum payment of twelve (12) months of Executive’s Base Salary. Such payments shall be made in accordance with the Company’s normal payroll practices;

iii. In the event of termination of this Agreement by reason of disability, Executive shall be paid Executive’s Base Salary equal to one (1) month for each (2) months Executive was employed under the terms of this Agreement, with a maximum payment of twelve (12) months of Executive’s Base Salary. Such payments shall be made in accordance with the Company’s normal payroll practices; and

iv. In the event of any termination by the company pursuant to Section 7 (a) (ii) (“without cause”), Executive’s Base Salary shall be continued to be paid on a semi-monthly basis, but shall terminate at the end of the twelve (12) month period following such written notice of termination by the Company.  In lieu of such continued semi-monthly Base Salary, the Company and Executive may agree to a lump-sum payment to Executive pursuant to such termination in a form, substance and manner mutually acceptable to Company and Executive, pursuant to a written Severance Agreement then mutually negotiated between the Company and Executive in connection with such termination.

b. In the event of termination by reason of Executive’s death, disability, termination without cause, or any Change in Control, as defined at Section 13:

i. Executive shall receive a pro rata portion (prorated through the last day Base Salary is payable) of any bonus or incentive payment (for the year in which death, disability or termination occurred), to which he would have been entitled has he remained continuously employed for the full fiscal year in which death, disability or termination occurred and continued to perform his duties in the same manner as they were performed immediately prior to the death, disability or termination.

ii. The right to exercise any unexpired and non-vested equity award previously granted to Executive shall immediately vest and accelerate in accordance with the terms of any grant/award agreement.

9.  CONFIDENTIAL INFORMATION.

a. For purposes of this Section 9, the term “Confidential Information” means information which is not generally known and which is proprietary to Company, including; trade secret information about Company and its services; information relating to the business of Company as conducted at any time within the previous two years or anticipated to be conducted by Company, and to any of its past, current or anticipated products, including, without limitation information about Company’s development, services, customers, prospective clients, or prior contracts, purchasing, accounting, engineering, marketing, selling, leasing or servicing,  All information which Executive has  reasonable basis to consider Confidential Information or which is treated by Company as being Confidential Information shall be presumed to be Confidential Information, whether originated by Executive, or by others, and without regard to the manner it which Executive obtains access to such information.

b. Executive will not during the term of this Agreement and following expiration or termination of this Agreement, use or disclose any Confidential Information to any person not employed by Company without the prior authorization of Company and will use reasonable prudent care to safeguard, protect and to prevent the unauthorized disclosure of, all of such Confidential Information.

c. Upon the termination of this Agreement, Executive shall deliver to the Company all lists, books, records, data, and other information (including all copies thereof in whatever form or media) of every kind relating to or connected with G8 or its affiliates and their activities, business and customers.

d. If, at any time, Executive becomes legally compelled (by deposition, interrogatory, request for documents, subpoena, civil investigative demand, or similar process or otherwise) to disclose any of the Confidential Information, Executive shall provide the Company with prompt, prior written notice of such requirement so that the Company may seek a protective order or other appropriate remedy and/or waive compliance with the terms of this Agreement. In the event that such protective order or other remedy is not obtained, that the Company waives compliance with the provisions hereof, Executive agrees to furnish only that portion of the Confidential Information which Executive is advised by written opinion of counsel is legally required and exercise Executive’s best efforts to obtain assurance that confidential treatment will be accorded such Confidential Information. In any event, Executive shall not oppose action by the Company to obtain an appropriate protective order or other reliable assurance that confidential treatment will be accorded the Confidential Information.

e. Executive agrees to represent to the Company, in writing, at any time that the Company so requests, that Executive has complied with the provisions of this section, or any other section of this Agreement.

10.  INVENTIONS.

a. For purposes of this Section 10, the term “Inventions” means discoveries, improvements and ideas (whether or not in writing or reduced to practice) and works of authorship, whether or not patentable or copyrightable; which relate directly to the business of Company, or to Company’s actual or demonstrably anticipate research or development; which result from any work performed by Executive for Company; for which equipment, supplies, facilities or trade secret information of Company is utilized; or which were conceive or develop during the tine Executive was obligated to perform the duties described herein.

b. Executive agrees that all Inventions made, authored or conceived by Executive, either solely or jointly with others, during Executive’s employment with Company, shall be the sole and exclusive property of Company.  Upon termination of this Agreement, Executive shall turn over to a designated representative of Company all property in Executive’s possession and custody belonging to Company.  Executive shall not retain any copies or reproductions of correspondence, memorandum, reports, notebooks, drawings, photographs or other documents relation in any way to the affairs of Company which came into Executive’s possession at any time during the term of this Agreement.

11.  NON-COMPETITION AND NON-SOLICITATION.

a. Covenant Not To Compete. Executive acknowledges and agrees that in consideration of and reliance upon his employment, the Company and GRDH shall allow Executive access to the Company’s proprietary information and data, including but not limited to processes, suppliers, present and future business plans, marketing strategies, marketing channels, distributors, budgets, manufacturers, investors and stockholders.  Executive acknowledges and agrees that any and all such information and data could be used to the competitive disadvantage of the Company and GRDH.  Accordingly, for the term of this Agreement and for a period of twelve (12) months following the termination of this Agreement (except in the case of termination of this Agreement pursuant to Section 13 because of a Change of Control or any Business Combination or any termination of this Agreement (without cause)), Executive shall not, without the express written consent of the Company, directly or indirectly in any manner, including without limitation by employment, contract, consultation, investment (either directly or beneficially) assist any person or entity in engaging in any competition with the Company.  The term “engaging in competition” as used herein shall be deemed to be used in its ordinary meaning and sense and shall include engaging in, assisting or have an interest in, or entering the employment of or acting as an agent, advisor or consultant for, any person or entity which is engaged in, or will be engaged in, the development, manufacture, supplying or sale of a product, process, service or development which is competitive with a product, process, service or development on which the Company has expended resources and on which Executive worked or with respect to which Executive has or had access to Confidential Information while at Company. Upon the Effective Date, Executive agrees that the geographical scope of this covenant not to compete shall be North America.  For purposes of clarity, the following products shall not be considered to be products that are competitive with the Company’s products and thus are not products covered by this Agreement: stun guns, Taser devices, stun batons, or other personal defense or person and crowd control products using electrical charges, impact munitions, firearms that discharge potentially lethal rounds or other lethal or potentially lethal personal protection devices.   Persons and entities that develop and sell such devices shall not be deemed competitors of the Company unless or until the same begin developing and/or selling products covered by this Agreement.

b.      Acknowledgment Regarding Restrictions. Executive recognizes and agrees that the restraints contained in Section 11(a), including the geographic scope thereof in light of the Company’s marketing efforts, are reasonable and enforceable in view of the Company’s legitimate interests in protecting its Confidential Information and customer goodwill and the limited scope of the restrictions in Section 11(a).

c.      Enforcement in Equity. Executive acknowledges and agrees that in the event that there is a breach of the covenant not to compete or of the non-solicitation covenant set forth herein, that the Company has no adequate remedy at law.  Accordingly, the parties agree that the Company may enforce these covenants in equity by way of injunctive relief, both temporary and permanent. The exclusive jurisdiction and venue for any such actions shall be the District Court of Maricopa County, Arizona and Executive irrevocably consents to the personal jurisdiction of that court for such purposes.  The Company shall not be deemed stopped from combining a claim for injunctive relief with a claim for money damages in the same action.  In the event that the Company is the prevailing party in any such action, they shall be entitled to recover their reasonable attorney’s fees as part of the judgment in the action.

d.      Non-Solicitation; Agreement not to Hire/be Hired. Executive understands and appreciates that the Company invests a tremendous amount of time, energy, resources and expertise in the training and education of its employees to be able to operate its operations. Further, Hughes understands that in the event an employee of the Company, GRDH or any of its operating subsidiaries, is enticed to leave, then the Company shall be damaged in an amount the Parties are not capable of calculating at the present time. Therefore, Executive agrees, that during any non-compete period set forth above and continuing for an additional six (6) month period, that he will not offer employment or contractor status to any employee or contractor or affiliated person of the Company, or accept employment or contractor status from any employee or contractor or affiliated person of the Company, GRDH or its operating subsidiaries, nor to allow any person or entity affiliated with Executive to offer such employment status with Executive or any other concern, venture or entity with whom Executive may be employed by, associated or hold a more than five percent (5%) ownership position in.

12. PROPRIETARY RIGHTS AGREEMENT.  Executive agrees to sign and be bound by the terms of the Proprietary Rights Agreement, attached as Exhibit “A”.  This agreement details the importance of protecting the Company’s relationships and its rights to inventions discoveries, ideas, confidential information and other intellectual property and for good and valuable consideration which the Executive is receiving, including his engagement to provide services to the Company as an employee.

13.  “BUSINESS COMBINATION” OR “CHANGE IN CONTROL”

a. Change in Control.  For purposes of this Section 13, a “Business Combination” or “Change in Control” with respect to, or concerning, the Company or GRDH shall mean the following:

i. The sale, lease, exchange or other transfer, directly or indirectly of all or substantially all of the assets of the Company or GRDH (in one transaction or in a series of related transactions) to a person or entity that is not controlled by the Company or GRDH.

ii. The approval by the Board of Directors of the Company or GRDH of any plan or proposal for the liquidation or dissolution of the Company or GRDH.

iii. The Board of Directors cease for any reason, to constitute at least majority of the Company’s voting authority.

b. Executive’s Option to Terminate This Agreement.  It is expressly recognized by the parties that a Business Combination would necessarily result in material alteration or diminishment of Executive’s position and responsibilities.  Therefore, if during the term of this Agreement, there shall occur, with or without the consent of the Company or GRDH, any Business Combination or Change in Control, Executive shall have an exclusive option to terminate this Agreement on twenty (20) calendar day’s notice to the Company.

c. Compensation Payable to Executive Upon Termination Following a Change in Control.  It is expressly recognized that Executive’s position with Company and agreement to be bound by the terms of this Agreement represents a commitment in terms of Executive’s personal and professional career which cannot be reduced to monetary terms, and thus, necessarily constitutes a forbearance of options now and in the future open to Executive in Company’s areas of endeavor.  Accordingly, in the event Executive elects to terminate this Agreement in connection with any Business Combination or Change in Control under this Section 13;

i. Executive shall be under no obligation whatever to seek other employment opportunities during any period between termination of this Agreement under this Section 13 and the expiration of the Executive’s then unexpired three year term of this Agreement as it existed at the time of termination, or six months, whichever is shorter, and Executive shall not be obligated to accept any other employment opportunity which may be offered to Executive during such period;

ii. During such unexpired term of this Agreement, or for six months thereafter, whichever is shorter, Executive shall continue to receive on a semimonthly basis, Executive’s Base Salary then in effect upon the date of such notice to the Company hereunder;

iii. Executive’s termination of this Agreement by reason of a Change of Control described in this Section 13 and the receipt by Executive of any amounts pursuant to this Agreement shall not preclude Executive continued employment with Company, or the surviving entity in any Business Combination, on such terms as shall then be mutually negotiated between Company and Executive following such termination;

iv. The right to exercise all unexpired and non-vested equity grants in favor of Executive shall immediately vest and accelerate in accordance with any grant/award agreement.

v. Executive shall be entitled to continue to participate in those benefit programs and perquisites provided by the Company for twelve (12) months following termination, at the Company’s expense;

vi. Notwithstanding any other provisions of this Agreement, or any other agreement, contract or understanding heretofore, or hereafter, entered into between the Company and Executive, if any “payments” and the nature of compensation under any arrangement that is considered contingent on a change in control for purpose of Section 2800 of the Internal Revenue Code of 1986, as amended, together with any other payments that Executive has the right to receive from the Company, or any corporation that is a member of an “affiliated group” of which the Company is a member, would constitute a “parachute payment” the aggregate amount of such payments shall be reduced to equal the largest amount as would result in no portion of such payments being subject to the excise tax imposed by Section 4999 of the code provided however Executive shall be entitled to designate and select among such payments that will be reduced and or eliminate in order to comply with the foregoing provision of the code.

14. NO ADEQUATE REMEDY.  The parties declare that is impossible to measure in money the damages that will accrue to either party by reason of a failure to perform any of the obligations under this Agreement.  Therefore, if either party shall institute any action or proceeding to enforce the provisions hereof, such person against whom such action or proceeding is brought hereby waives the claim or defense that such party has an adequate remedy at law, and such person shall not urge in any such action or proceeding the claim or defense that such party has an adequate remedy at law.

15. RETURN OF G8 PROPERTY. Executive agrees that upon any termination of his employment, Executive shall return to the Company within a reasonable time not to exceed two (2) business days, any of the Company’s property in his possession or under his control, including but not limited to, computer/office automation equipment, records and names, addresses, and other information with regard to customers or potential customers of the Company with whom Executive has had contact or done business.

16. KNOWING AND VOLUNTARY EXECUTION. Each of the parties hereto further states and represents that he or it has carefully read the foregoing Agreement and knows the contents thereof, and that he or it has executed the same as his or its own free act and deed. Executive further acknowledges that he has been and is hereby advised to consult with an attorney concerning this Agreement and that he had adequate opportunity to seek the advice of legal counsel in connection with this Agreement. Executive also acknowledges that he has had the opportunity to ask questions about each and every provision of this Agreement and that he fully understands the effect of the provisions contained herein upon his legal rights.

17.  MISCELLANEOUS.

a. Successors and Assigns.  This Agreement shall be binding upon and inure to the benefit of all successors and assigns of the Company, whether by way of merger, consolidation, operation of law, assignment, purchase or other acquisition of substantially all of the assets or business of Company and shall only be assignable under the foregoing circumstances and shall be deemed to be materially breached by Company if any such successor or assign does not absolutely and unconditionally assume all of Company’s obligations to Executive hereunder.  Any such successor or assign shall be included in the term “Company” as used in this Agreement.

b. Notices.  All notices, requests and demands given to, or made, pursuant hereto shall, except as otherwise specified herein, be in writing and be delivered or mailed to any such party at its address which:

i. In the case of the Company shall be:
Guardian 8 Corporation
15230 North 75th Street, #1002
Scottsdale, AZ  85260

ii. In the case of the Executive shall be:
Paul Hughes
23842 N 72nd Place
Scottsdale, AZ  85255

Either party may, by notice hereunder, designate a change of address.  Any notice, if mailed properly addressed, postage prepaid, registered or certified mail, shall be deemed dispatched on registered date or that stamped on the certified mail receipt, and shall be deemed received within the fifth business day thereafter, or when it is actually received, whichever is sooner.

c. Captions.  The various headings or captions in this Agreement are for convenience only and shall not affect the meaning or interpretation of this Agreement.

d. Governing Law. The validity, construction, and performance of this Agreement shall be governed by the laws of the State of Arizona.  Any dispute involving or affecting this agreement, or the services to be performed shall be determined and resolved by binding arbitration in the County of Maricopa, State of Arizona, in accordance with the Commercial Arbitration Rules of the American Arbitration Association.

e. Construction.  Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or invalid under applicable law, such prohibition or invalidity without invalidating the remainder of such provision or the remaining provisions of this Agreement.

f. Waivers.  No failure on the part of either party to exercise, and no delay in exercising, any right or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any right or remedy hereunder preclude any other or further exercise thereof or the exercise of any right or remedy granted hereby or by any related document or by law.

g. Modification.  This Agreement may not be, and shall not be, modified or amended except by a written instrument signed by both parties hereto.

h. No Conflicting Business.  Executive agrees that he will not, during the term of this Agreement transact business with the Company personally, or as an agent, owner, partner, shareholder of any other entity provided however, Executive may enter into any business transaction that is, in the opinion of the Company’s Board of Directors, reasonable prudent or beneficial to the Company so long as any such business transaction is at arms-length as though between independent and prudent individuals and is ratified and approved by the designated members of the Company’s Board of Directors.

i. Entire Agreement. This Agreement constitutes the entire Agreement and understanding between the parties hereto in reference to all the matters herein agreed upon; provided, however, that this Agreement shall not deprive Executive of any other rights Executive ay have now, or in the future, pursuant to law or the provisions of Company benefit plans.

j. Counterparts.  This Agreement shall be executed in at least two counterparts, each of which shall constitute an original, but both of which, when taken together, will constituted one in the same instrument.

k. Amendment.  This Agreement may be modified only by written agreement executed by both parties hereto.

l. Severability:  If any provision of this Agreement is held to be invalid or unenforceable for any reason, the remaining provisions will continue in full force without being impaired or invalidated in any way.  The parties hereto agree to replace any invalid provision with a valid provision which most closely approximates the intent of the invalid provision.

m. Interpretation:  This Agreement shall not be construed more strongly against any party hereto regardless of which party may have been more responsible for the preparation of this Agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered the day and year first above written.

COMPANY:
GUARDIAN 8 CORPORATION,
a Nevada Corporation

BY: /s/ C. Stephen Cochennet
        C. Stephen Cochennet, CEO/President

Date: 1/17/13

GRDH:
Only as applies to GRDH
Guardian 8 Holdings,
a Nevada corporation

By: /s/ C. Stephen Cochennet
       C. Stephen Cochennet, CEO

Date: 1/17/13

EXECUTIVE:

BY: /s/ Paul Hughes
       Paul Hughes

Date: 12/18/12